4716 Old Gettysburg Road, Mechanicsburg, PA 17055 www.selectmedicalcorp.com

CORPORATE PROFILE

Select Medical Corporation is a leading operator of specialty hospitals in the United States. As of December 31, 2003, we operated 79 long-term acute care hospitals in 24 states, and four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of December 31, 2003, we operated 790 outpatient rehabilitation clinics in 29 states, the District of Columbia, and seven Canadian provinces. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites.

Select Medical Corporation, headquartered in Mechanicsburg, Pennsylvania, commenced operations in 1997. Since inception, Select has been led by our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. We operate through two business segments, our specialty hospital segment and our outpatient rehabilitation segment.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

For the Year	2003	2002	2001	2000	1999
For the Years Ended
Revenue	$1,396,773	$1,126,559	$958,956	$805,897	$455,975
EBITDA*	183,593	125,257	94,304	81,279	27,545
Operating income	150,214	101,443	79,728	61,269	20,280
Net income	74,471	44,231	29,681	5,712	(13,106)
Earnings per share—fully diluted	0.72	0.45	0.31	(0.06)	(0.37)
Cash flow from operations	246,248	120,812	95,770	22,513	(25,157)
At Year End
Cash and equivalents	$165,507	$56,062	$10,703	$3,151	$4,067
Total assets	1,078,998	739,059	650,845	586,800	620,718
Total debt	367,503	260,217	288,423	302,788	340,821
Stockholders’ equity	419,175	286,418	234,284	48,498	49,437
Segment Information
Revenue
Specialty hospitals	$853,668	$625,238	$503,021	$378,910	$307,464
Outpatient rehabilitation	529,262	485,101	440,791	416,775	141,740
All other	13,843	16,220	15,144	10,212	6,771
Total	$1,396,773	$1,126,559	$958,956	$805,897	$455,975
Adjusted EBITDA**
Specialty hospitals	$146,367	$70,891	$57,556	$44,550	$35,929
Outpatient rehabilitation	74,988	81,136	76,127	65,420	22,697
All other	(36,184)	(24,748)	(21,665)	(18,300)	(16,382)

*	EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income (loss) can be found in the attached Form 10-K under Item 6. Selected Consolidated Financial Data under footnote (f) beginning on page 27.

**	Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization, loss on early retirement of debt, equity in earnings from joint ventures and minority interest. A reconciliation of Adjusted EBITDA to net income (loss) can be found in note 13 to Select Medical Corporation’s consolidated financial statements beginning on page F-25.

BOARD OF DIRECTORS

Rocco A. Ortenzio
Chairman of the Board of Directors,
Executive Chairman, Select Medical

Robert A. Ortenzio
President & Chief Executive Officer,
Select Medical

Russell L. Carson
General Partner, Welsh, Carson,
Anderson & Stowe

David S. Chernow
President & Chief Executive Officer,
Junior Achievement, Inc.

Bryan C. Cressey
Principal, Thoma Cressey Equity Partners

James E. Dalton, Jr.
Former President & Chief Executive Officer,
Quorum Health Group, Inc.

Meyer Feldberg
Dean, Columbia Business School

Thomas A. Scully*
Senior Advisor,
Welsh, Carson, Anderson & Stowe;
Senior Counsel, Alston & Bird

Leopold Swergold
Senior Managing Director,
ING Furman Selz Asset Management

LeRoy S. Zimmerman
Of Counsel, Eckert Seamans
Cherin & Mellott, LLC

EXECUTIVE OFFICERS

Rocco A. Ortenzio
Executive Chairman

Robert A. Ortenzio
President & Chief Executive Officer

Patricia A. Rice
Executive Vice President &
Chief Operating Officer

David W. Cross
Senior Vice President and
Chief Development Officer

S. Frank Fritsch
Senior Vice President,
Human Resources

Martin F. Jackson
Senior Vice President and
Chief Financial Officer

James J. Talalai
Senior Vice President and
Chief Information Officer

Michael E. Tarvin
Senior Vice President,
General Counsel and Secretary

Edward R. Miersch
President,
NovaCare Rehabilitation

Scott A. Romberger
Vice President, Controller and
Chief Accounting Officer

CORPORATE INFORMATION

Corporate Headquarters
Select Medical Corporation
4716 Old Gettysburg Road
Mechanicsburg, PA 17055
(717) 972-1100

Registrar and Stock Transfer Agent
Mellon Investor Services, LLC
85 Challenger Road
Ridgefield Park, NJ 07660
www.melloninvestor.com
(800) 756-3353

Independent Auditors
PricewaterhouseCoopers, LLC
One South Market Square
Harrisburg, PA 17101

Shareholder Inquiries
For information, please contact:
Joel T. Veit
Vice President and Treasurer
4716 Old Gettysburg Road
Mechanicsburg, PA 17055
ir@selectmedicalcorp.com
(717) 972-1100

Stock Exchange
New York Stock Exchange
Symbol: SEM

Internet Address
www.selectmedicalcorp.com

*Elected 2/10/04

Our mission and values include providing specialty inpatient services and outpatient rehabilitation services to those we serve, while seeking to provide high-quality health care and cost-effective outcomes for our patients, a positive work environment for our staff and a good return to our shareholders.

Seven years later, our Mission has helped guide us through another successful year. In 2003, our Company achieved several major accomplishments. We ended the year recording approximately $1.4 billion in net revenue, which represented a 24% growth rate over 2002. Net income before interest, taxes, depreciation and amortization, or EBITDA, grew by 46.6% over 2002 to $183.6 million, while fully diluted earnings per share grew 60% to $0.72 on a split-adjusted basis. Our balance sheet this year was also strengthened by an increase in our cash balance and a reduction in our debt to total capitalization. We declared and paid our first dividend and completed a 2-for-1 split of our common stock. Our Company’s achievements did not go unnoticed: in June, Select Medical was named to Business Week magazine’s 2003 list of the 100 Hot Growth Companies.

Our Specialty Hospitals demonstrated another strong year, as evidenced by the opening of eight new long-term acute care hospitals and the successful implementation of LTCH-PPS (the Medicare prospective payment system for long-term acute care hospitals) at all of our eligible long-term acute care hospitals throughout the United States. Within our Specialty Hospital segment, revenue increased 36.5% to $853.7 million, while admissions grew by 31% over 2002. Our Company ended the year with 79 long-term acute care hospitals and four acute medical rehabilitation hospitals.

In our Outpatient Rehabilitation business, we continued to grow our integrated network of physical therapy clinics to serve the needs of our patients through a wide range of core programs and specialized services. At the end of 2003, our Company operated 790 clinics throughout the United States and Canada, up from 737 clinics at the end of 2002. Revenue in our outpatient rehabilitation segment increased by 9.1% over 2002 to $529.3 million, while U.S. visits increased 4.8% to more than four million for the year.

In September 2003, we completed the acquisition of Kessler Rehabilitation Corporation, one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. The addition of Kessler provided our Company with a platform in the inpatient rehabilitation industry and added depth in several of our outpatient rehabilitation markets.

We are also proud of several achievements at our corporate office in Mechanicsburg, Pennsylvania. Our employee-run C.A.R.E.S. (Caring and Responsive Employees of Select) Committee energized our corporate campus and the community through volunteer efforts with local groups, including the American Heart Association, Big Brothers/Big Sisters, Habitat for Humanity and the Salvation Army. In 2003, our corporate office was recognized in the Central Pennsylvania Business Journal as one of the 100 Best Places to Work in Pennsylvania. In November, our Company responded to the growing shortage of health care professionals by partnering with Harrisburg Area Community College to build the Select Medical Health Education Pavilion, which will house the college’s health career programs.

We are pleased and proud of the growth our Company achieved in 2003. We extend our sincere thanks and deep appreciation to our Board of Directors for their guidance and support, to our employees for their talents and dedication, to our patients who entrust us with their care, and to you, our shareholders, for your support and belief in Select Medical Corporation.

Sincerely,

/s/ Rocco A. Ortenzio Rocco A. Ortenzio
Executive Chairman

/s/ Robert A. Ortenzio Robert A. Ortenzio
President & Chief Executive Officer

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SPECIALTY HOSPITALS

Our Specialty Hospital division is comprised of both long-term acute care hospitals and acute medical rehabilitation hospitals. As of December 31, 2003, we operated 83 specialty hospitals, 79 of which operate as long-term acute care hospitals and four of which operate as acute medical rehabilitation hospitals. Of our long-term acute care hospitals, 76 were certified by the federal Medicare program as long-term acute care hospitals, and the other three, all of which opened in 2003, were awaiting certification upon completion of their conditions for qualification. All four of our acute medical rehabilitation hospitals are certified by the federal Medicare program as inpatient rehabilitation facilities.

Long-Term Acute Care Hospitals

Overview

Our long-term acute care hospitals provide highly specialized care to promote recovery from the most critical and complex medical conditions. Patients typically have multiple conditions that require treatment and need an average length of stay of 25 days or greater.

Our hospitals are designed to offer our patients a longer length of stay and a more resource-intensive level of care. Our long-term acute care hospitals are staffed with experienced professionals in nursing, pharmacy, dietary, respiratory therapy, case management and the rehabilitation therapies. This team works closely with referring physicians and case managers to ensure that patients receive a combined approach of intensive nursing care, focused respiratory services and individualized therapies to achieve optimal outcomes.

Our long-term acute care hospitals provide a wide range of services designed to treat medically complex conditions, pulmonary conditions, neurological disorders, cancers, cardiac conditions, wound care, renal disorders, infectious disease and other complicated conditions. We believe that we will continue to distinguish ourselves as leaders within long-term acute care by providing a broader scope of clinical programs and services.

Accomplishments

In 2003, we continued to develop new specialty hospitals, opening eight new long-term acute care hospitals. We were able to accomplish this because of our strong internal development platform. In the past four years, we have developed and opened 36 new long-term acute care hospitals.

2003 also marked a milestone accomplishment as all of our eligible long-term acute care hospitals successfully implemented LTCH-PPS (the Medicare prospective payment system for long-term acute care hospitals). This transition to LTCH-PPS resulted in incremental revenue for these hospitals.

In addition to positive revenue growth and margin expansion, admissions in our “same store” hospitals (comprised of 63 long-term acute care hospitals that we operated throughout all of 2002 and 2003) increased by 9.3% from 2002, while patient days and occupancy remained relatively constant versus last year.

Select Medical Corporation  3

Rehabilitation Hospitals

Overview

In September of 2003, we completed the acquisition of the Kessler Rehabilitation Corporation, a nationally known provider of comprehensive rehabilitation services. The acquisition included the Kessler Institute for Rehabilitation, which operates four acute medical rehabilitation hospitals in New Jersey.

The addition of Kessler is particularly significant as it marked our entry into the inpatient rehabilitation industry. It establishes a solid platform for our management team, which has prior inpatient rehabilitation experience, to replicate Kessler’s programs in other communities.

Kessler Institute for Rehabilitation has been recognized as one of the country’s best rehabilitation hospitals. Renowned for its treatment of spinal cord injury,

stroke, amputee and traumatic brain injury, Kessler Institute has been rated by U.S. News & World Report as one of the nation’s best rehabilitation hospitals for the past 12 consecutive years.

Accomplishments

During the last four months of 2003, the operations teams at Select Medical and Kessler have partnered to lay the foundation for a successful integration. The addition of the four Kessler rehabilitation hospitals complemented our overall strong performance within the Specialty Hospital segment.

Specialty Hospital Data

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OUTPATIENT REHABILITATION SERVICES

Overview

Our Outpatient Division is comprised of an integrated local market network of outpatient rehabilitation clinics located throughout the United States and Canada. At each clinic, our clinical team offers a wide range of rehabilitative services that maximize functionality and well-being for individuals suffering from musculoskeletal injuries. Experienced clinicians work with referring physicians, employers, payors and case managers to ensure high quality rehabilitation for our patients.

Core services focus on physical therapy, hand/occupational therapy, lower back rehabilitation, work injury prevention and management, sports performance and athletic training services. Some of our clinics also offer specialized services focusing on areas as diverse as fitness, TMJ care, women’s health and vestibular rehabilitation—which are developed based on the specific needs of the local community. Our outpatient clinics operate under several strong brand names, including NovaCare Rehabilitation, Kentucky Orthopedic Rehab Team, CBI Health, NovaCare-Hudson P.T., Sports & Orthopedic Rehabilitation Services, P.T. Services and Kessler Rehabilitation.

In addition to our outpatient clinics, the outpatient division also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. These services are performed under many of the same brand names that we use in operating our outpatient clinics, as well as additional established brands, including Select Medical Rehabilitation Services, Rehab Management Services and Metro Therapy.

Accomplishments

In 2003, we grew our outpatient business through the addition of the Kessler outpatient rehabilitation clinics, which complemented our existing local market network on the East Coast. We continued to invest in the local markets where we have a strong presence, and we withdrew from some markets where we lacked significant presence. We coupled our emphasis on local market growth with a continued focus on negotiating stronger contract rates. Our WorkStrategies™ Program, which focuses on work injury prevention and management, also continued to grow in popularity among employers who desire to reduce workplace injuries and workers’ compensation costs.

While our outpatient rehabilitation business did experience margin compression in 2003, revenue for the segment in 2003 increased by 9.1% over 2002, U.S. visits grew by 4.8%, and net revenue per visit in our U.S. clinics was $87, up from $86 the prior year. The outpatient division ended the year with 790 outpatient rehabilitation clinics through out the United States and Canada, an increase from 737 at the end of 2002.